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                                                                   EXHIBIT 11.01


                      COMPUTATIONS OF NET INCOME PER SHARE
                      (in thousands, except per share data)


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
                                                                  YEAR ENDED DECEMBER 31,
                                                             --------------------------------
                                                              1997         1996         1995
                                                             ------       ------       ------

Net income                                                   $2,771       $  658       $2,038
                                                             ======       ======       ======
Shares used in computing net income per share - basic:
  Weighted average common shares outstanding                  7,002        6,996        6,752

Effect of dilutive securities:
  Weighted average convertible preferred stock                   67          166          454
  Common share equivalents outstanding                          332          306          329
                                                             ------       ------       ------
Shares used in computing net income per share - diluted       7,401        7,468        7,535
                                                             ======       ======       ======

Net income per share - basic                                 $ 0.40       $ 0.09       $ 0.30
                                                             ======       ======       ======

Net income per share - diluted                               $ 0.37       $ 0.09       $ 0.27
                                                             ======       ======       ======
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